Exhibit 4.4
AMENDMENT NO. 1 TO
COLLATERAL AGREEMENT
     This Amendment No. 1 (this “Amendment”), is made and entered into as of May 25, 2011, among Retail Ventures, Inc., an Ohio corporation (the “Pledgor”), DSW MS LLC, an Ohio limited liability company (the “Successor”), HSBC Bank USA, National Association, as collateral agent (in such capacity, the “Collateral Agent”), HSBC Bank USA, National Association, as indenture trustee under the Indenture (in such capacity, with its successors in such capacity, the “Indenture Trustee”) and HSBC Bank USA, National Association, as securities intermediary (in such capacity, the “Securities Intermediary”), and amends, as provided herein, the Collateral Agreement, dated as of August 16, 2006, among the Pledgor, the Collateral Agent, the Indenture Trustee and the Securities Intermediary (the “Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.
     WHEREAS, the Pledgor, DSW Inc., an Ohio corporation (“DSW”), and the Successor have executed definitive documentation, that provides for the merger of the Pledgor with and into the Successor (the “Merger”), in accordance with the applicable provisions of the Ohio General Corporation Law and the Ohio Limited Liability Company Law;
     WHEREAS, the Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Ohio or at such time thereafter as is agreed upon in writing by DSW and the Pledgor and provided for in the Certificate of Merger (the “Merger Effective Time”);
     WHEREAS, at the Merger Effective Time, the Pledgor shall be merged with and into the Successor and the separate existence of the Pledgor shall cease and the Successor shall continue as the surviving entity in the Merger;
     WHEREAS, Section 5(e) of the Agreement provides, among other things, that the Pledgor shall not merge with or into any other Person except as permitted pursuant to Article 9 of the Indenture;
     WHEREAS, Section 10(a)(i) of the Agreement provides that the Pledgor, the Collateral Agent, the Indenture Trustee and the Securities Intermediary may, without the consent of the Holders, amend the Agreement to evidence the succession of another Person to the Pledgor and the assumption by any such successor of the covenants of the Pledgor;
     WHEREAS, the Merger will comply with the aforementioned requirements of Section 5(e) of the Agreement and Article 9 of the Indenture, and all documentation required under the Agreement to be delivered to the Indenture Trustee in connection with the Merger and this Amendment has been so delivered;
     WHEREAS, all acts, conditions precedent and requirements necessary to make this Amendment a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, have been duly done and performed.

     NOW, THEREFORE, in consideration of the promises and the respective covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, as follows:
1.	Assumption and Agreement of the Successor. In accordance with Sections 5(e) and 10(a)(i) of the Agreement, the Successor hereby expressly assumes all the obligations of the Pledgor under the Agreement, and effective as of the Merger Effective Time, the Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Pledgor under the Agreement.
2.	Miscellaneous. Except as specifically amended by this Amendment, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. In case of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern. This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute a single agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first written above.

RETAIL VENTURES, INC.
By	/s/ James A. McGrady
	Name:	James A. McGrady
	Title:	Chief Executive Officer, Chief Financial Officer, President and Treasurer

DSW MS LLC
By:	/s/ William L. Jordan
	Name:	William L. Jordan
	Title:	Executive Vice President, General Counsel and Secretary

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent
By	/s/ Ignazio Tamburello
	Name:	Ignazio Tamburello
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Indenture Trustee
By	/s/ Ignazio Tamburello
	Name:	Ignazio Tamburello
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Securities Intermediary
By	/s/ Ignazio Tamburello
	Name:	Ignazio Tamburello
	Title:	Vice President